PRESS RELEASE

FOR IMMEDIATE RELEASE

                                                                                                              January 31, 2008
Contact:	Owen J. Onsum President & CEO FIRST NORTHERN COMMUNITY BANCORP & FIRST NORTHERN BANK P.O. Box 547 Dixon, California (707) 678-3041

First Northern Community Bancorp – 4th Quarter Earnings Report
Board Declares 6% Stock Dividend

Dixon, California - First Northern Community Bancorp (the “Company”, ticker symbol FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced earnings through the fourth quarter of 2007.  Year-to-date net income as of December 31, 2007 was reported at $7.28 million, down 17.4% compared to the $8.81 million earned in the same fiscal period last year.  Diluted earnings per share for the twelve months ended December 31, 2007 was $0.80, down 14.89% from the $0.94 reported last year.  Return on Average Assets for the period ended December 31, 2007 was 1.05%, compared to 1.32% for the same period in 2006.  Return on Beginning Equity was 11.75%, compared to 15.51% one year ago.

Total assets at December 31, 2007 were $709.9 million, an increase of $24.7 million, or 3.6% over year-end 2006.  Total deposits of $622.7 million increased $19.0 million or 3.1% compared to December 31, 2006 figures.  During that same period, total net loans (including loans held-for-sale) increased $19.3 million, or 4.0%, to $499.3 million.

Net income for the quarter ended December 31, 2007 was $1.19 million, down 42.51% from the $2.07 million earned in the same period in 2006.  This was due to increased loan loss provision and interest margin compression.  Diluted earnings per share for the quarter was $0.13, compared to $0.22 per diluted share earned a year ago.

At their regular meeting on January 24, 2008, the Board of Directors of First Northern Community Bancorp declared a 6% stock dividend, payable March 31, 2008 to shareholders of record as of February 29, 2008. All income per share amounts have been adjusted to give retroactive effect to the stock dividend.  This dividend represents the 43rd consecutive year the Company has paid a stock dividend.

Owen “John” Onsum, President and CEO stated, “2007 will go down in First Northern Community Bancorp’s almost century-long history as one of the Company’s more challenging years.  While we have not participated in the subprime lending market, the ongoing weakness in the housing market and economic downturn plaguing the country has required First Northern’s management team to act quickly to identify and report problem credits associated with the inherent credit deterioration.  Our aggressive and responsible resolution of identified problems in the small business and homebuilder sectors of our commercial portfolio has resulted in a higher than normal provision for loan losses.  While the provision for loan losses amounted to $4.80 million in 2007, compared to $0.74 million in 2006, we are very pleased to report our 2007 net income of $7.28 million.  The year ended on many positive notes, including record deposit levels, record total loans and record total assets, strong market share gains, outstanding adoption and utilization rates of the Bank’s new Deposit Capture service, and the announcement of a new branch in Auburn which is expected to open in the first half of 2008.  We continue to study new approaches to financial services delivery and keep an eye out for new opportunities in our marketplace.  We are committed to staying ahead of the changing expectations of our customers.”

First Northern Bank, an independent community bank headquartered in SolanoCounty since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El DoradoCounty.  First Northern has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, and Folsom, and has an SBA Loan Office and full service Trust Department in Sacramento.  First Northern Bank also offers real estate mortgage loans and non-FDIC insured Investment and Brokerage Services at each branch location.  The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company").  These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made.  For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

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